Exhibit 99.1

BLINK CHARGING ANNOUNCES RECORD FOURTH QUARTER WITH 89% REVENUE GROWTH TO $42.7 MILLION AND 130% INCREASE IN FULL YEAR 2023 REVENUES TO $140.6 MILLION

●	89% increase in 4Q23 revenues to $42.7 million; 130% increase in full year 2023 revenues to $140.6 million
●	112% increase in 4Q23 product revenues to $33.4 million; 138% increase in full year product revenues to $109.4 million
●	40% increase in 4Q23 service revenues to $7.9 million; 111% increase in full year service revenues to $26.4 million
●	4Q23 gross profit of $10.6 million or 25% of revenues; record full year 2023 gross profit of $40.2 million or 29% of revenues
●	Strengthened balance sheet and improved liquidity by raising $113 million in gross proceeds via ATM and paid off $45.5 million in promissory notes and accrued interest
●	5,100 charging stations contracted, deployed or sold in fourth quarter of 2023; 23,347 in full year 2023

Bowie, MD (March 14, 2024) – Blink Charging Co. (Nasdaq: BLNK) (“Blink” or the “Company”), a leading manufacturer, owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced financial results for the fourth quarter and year ended December 31, 2023.

The following top-line highlights are in thousands of dollars and preliminary.

	Three Months Ended			Full Year Ended
	December 31,			December 31,
	2023	2022	Increase	2023	2022	Increase
Product Sales	$33,381	$15,780	112%	$109,416	$46,018	138%
Service Revenues(1)	7,938	5,673	40%	26,429	12,504	111%
Other Revenues(2)	1,392	1,153	21%	4,753	2,617	82%
Total Revenues	$42,711	$22,606	89%	$140,598	$61,139	130%

(1)	Service Revenues consist of charging service revenues, network fees, and car-sharing service revenues.
(2)	Other Revenues consist of warranty fees, grants and rebates, and other revenues.

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“2023 was a historic year for Blink marked by significant achievements and remarkable growth. Total revenue grew 130% compared to 2022, and represents a 671% increase over 2021, fueled by strong demand and our ability to deliver operational excellence, with an intent focus on continuously improving and optimizing our products and services. This year we began to see the benefits of our new Blink network, which has a significantly improved user interface and experience, resulting in a more seamless charging ecosystem for our valued customers. Operationally, we achieved a significant milestone with the recent opening and start of production at our state-of-the-art manufacturing facility in the greater Washington D.C. area. This facility is a cornerstone of our ‘made in America’ initiative, and is expected to bolster production capacity, enhance profitability, and reduce operating costs as demand for our products continues to grow. Additionally, we established our corporate global headquarters near our nation’s capital to better align with our operational activities, consolidate facilities and reduce corporate overhead. We have developed and continue to expand a diverse and robust product portfolio, which continues to attract prominent clients such as the United States Postal Service and Mack Trucks, illustrating the appeal of our charging solutions for fleet applications,” commented Brendan S. Jones, President and Chief Executive Officer of Blink Charging.

“We are very optimistic about Blink’s future and remain committed to our target of achieving a positive adjusted EBITDA run rate by December 2024. Since the third quarter 2023, we have raised $113 million in gross proceeds via our ATM under favorable market conditions. As a result, we paid off promissory notes and accrued interest of $45.5 million, strengthening our balance sheet and enhancing our trajectory toward reaching a positive adjusted EBITDA run rate. Blink is the only fully vertically integrated U.S.-based EV charging company and a well-recognized provider of charging hardware, software, and services on a global scale. Our distinctive owner/operator model positions us to generate revenue from the sale of charging equipment and to benefit from increased charging utilization, both in the U.S. and Europe. As the adoption of electric vehicles continues to gain momentum, we are confident in our ability to capitalize on the anticipated expansion of the EV charging infrastructure, both domestically and internationally.”

2024 Company Targets

For the full year 2024, the Company targets the generation of between $165 million to $175 million in revenues and reiterates its target of achieving a positive adjusted EBITDA run rate by December 2024. See “Non-GAAP Financial Measures” below for further information.

The Company targets gross margin for full year 2024 of approximately 33%.

Fourth Quarter and Year End 2023 Financial Results

Revenues

Total Revenues increased 89% to $42.7 million for the fourth quarter of 2023 compared to the fourth quarter of 2022, an increase of $20.1 million.

Total Revenues for the full year of 2023 increased 130% to $140.6 million, an increase of $79.5 million compared to the full year of 2022.

Product Sales increased 112% to $33.4 million in the fourth quarter of 2023, an increase of $17.6 million from the same period in 2022, primarily driven by strong demand for our charging equipment and services and our ability to satisfy demand.

Product Sales for the full year of 2023 increased 138% to $109.4 million, an increase of $63.4 million compared to the full year of 2022.

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Service Revenues, which consist of charging service revenues, network fees, and car-sharing service revenues, increased 40% to $7.9 million in the fourth quarter of 2023, an increase of $2.3 million from the fourth quarter of 2022, primarily driven by greater utilization of chargers in the U.S. and internationally, an increased number of chargers on the Blink networks, and revenues associated with the Blink Mobility car-sharing service program.

Service Revenues for the full year of 2023 increased 111% to $26.4 million, an increase of $13.9 million compared to the full year of 2022.

Other Revenues, which are comprised of warranty fees, grants and rebates, and other revenues, increased 21% to $1.4 million in the fourth quarter of 2023, an increase of $239,000.

Other Revenues for the full year of 2023 increased 82% to $4.8 million, an increase of $2.1 million compared to the full year of 2022.

Gross Profit

Gross Profit increased 63% to $10.6 million, or 25% of revenues, in the fourth quarter of 2023, compared to gross profit of $6.5 million, or 29% of revenues, in the fourth quarter of 2022. Gross margin decreased in the fourth quarter of 2023 primarily due to increased warranty and maintenance expenditures as well as adjustments related to discontinued components.

Gross profit for the full year of 2023 was $40.2 million, or 29% of revenues, compared to gross profit of $14.8 million, or 24% of revenues in the full year of 2022.

Operating Expenses

Operating expenses in the fourth quarter of 2023 decreased 16% to $28.7 million compared to $34.2 million in the fourth quarter of 2022.

Operating expenses for the full year of 2023 were $239.9 million compared to $104.1 million in the full year of 2022. The increase in operating expenses for the full year is primarily driven by $105.9 million related to a non-cash goodwill and intangible assets impairment charge as well as the impact of a one-time, non-recurring payment to our former CEO and a non-recurring bonus expense related to the performance milestone achieved by our CTO relating to the design and launch of Blink’s recently implemented new network.

Net Loss and Loss Per Share

Net Loss for the fourth quarter of 2023 was $19.7 million, or $(0.28) per share, compared to a net loss of $28.1 million, or $(0.55) per share in the fourth quarter of 2022.

Net loss for the full year of 2023 was $203.7 million, or $(3.21) per share, compared to a net loss of $91.6 million, or $(1.95) per share in the full year of 2022. The increase of $1.67 in loss per share was primarily attributable to the non-cash goodwill and intangible assets impairment charge and the impact of a one-time non-recurring payment to our former CEO, as well as a non-recurring bonus expense related to the performance milestone achieved by our CTO relating to the design and launch of Blink’s recently implemented new network.

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Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA for the fourth quarter of 2023 was a loss of ($14.0) million compared to an adjusted EBITDA loss of $14.8 million in the prior year period.

Adjusted EBITDA for the full year of 2023 was a loss of ($57.0) million compared to an adjusted EBITDA loss of $60.3 million in the full year of 2022.

Adjusted EBITDA (defined as earnings/loss before interest income/expense, provision for income taxes, depreciation and amortization, stock-based compensation, acquisition related costs, one-time non-recurring expense, non-cash impairment charges, and non-cash loss on extinguishment of notes payable) is a non-GAAP financial measure management uses as a proxy for net income/loss. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included at the end of this release.

Adjusted EPS for the fourth quarter of 2023 was a loss of $(0.28) compared to an adjusted EPS loss of $(0.41) in the fourth quarter of 2022.

Adjusted EPS for the full year of 2023 was a loss of $(1.42) compared to an adjusted EPS loss of $(1.65) in the full year of 2022.

Adjusted EPS (defined as earnings/loss per diluted share) is a non-GAAP financial measure management uses to assess earnings per diluted share excluding non-recurring items such as acquisition-related costs, amortization expense of intangible assets, additional stock-based compensation expense, one-time non-recurring expense, non-cash impairment charges, and non-cash loss on extinguishment of notes payable. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included at the end of this release.

Cash and Cash Equivalents

As of December 31, 2023, Cash and Cash Equivalents totaled $121.7 million, an increase of $85.1 million compared to $36.6 million at December 31, 2022. During fourth quarter 2023, the Company raised $88 million in gross proceeds via the existing ATM.

In total, between November 20, 2023 to February 12, 2024, the Company raised $113 million in cost-effective gross proceeds via ATM stock sales and paid off the outstanding principal balance of promissory notes and accrued interest of $45.5 million.

Recent Quarter Highlights:

●	Rebranded wholly owned subsidiary Blue Corner under Blink Charging umbrella, bringing Blink’s global experience and EV charging expertise to Belgium

●	Launched advanced Vehicle-to-Grid (V2G) EQ 200 charger in the United Kingdom and Ireland to support accelerated EV adoption and boost development of an effective EV charging infrastructure

●	Selected as the full-service EV infrastructure provider for Mack Trucks through Mack’s Vendor Direct Ship and Turnkey Solutions program for Blink’s reliable, scalable EV equipment and extensive fleet experience

●	Selected as the official electric vehicle charging provider to the City of Miami Beach, Florida to electrify city fleets and provide charging solutions for employees, residents, and visitors

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●	Named as the official EV charging provider for Allegiant Stadium, home of the Las Vegas Raiders, providing much-needed reliable EV charging solutions for stadium attendees

●	Chosen by the City of Frederick, Maryland to install chargers across four downtown parking garages to be utilized by residents and visitors

●	Collaborated with McArthurGlen, the leading owner, developer, and manager of designer outlets in the Netherlands, to provide customers state-of-the-art EV charging solutions

●	Installed Blink electric vehicle chargers across multiple McDonald’s restaurant locations throughout Puerto Rico

●	Continued to support Blink’s partner, AES, in efforts to provide EV drivers throughout country of El Salvador with accessible and easy EV charging

Earnings Conference Call

Blink Charging will host a conference call and webcast to discuss fourth quarter and year end 2023 results today, March 14, 2024, at 4:30 PM, Eastern Time. To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com, and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link: https://www.webcaster4.com/Webcast/Page/2468/50001

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 911397.

A replay of the teleconference will be available until April 13, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 50001.

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BLINK CHARGING CO.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

(unaudited)

	For The Three Months Ended		For the Years Ended
	December 31,		December 31,
	2023	2022	2023	2022

Revenues:
Product sales	$33,381	$15,780	$109,416	$46,018
Charging service revenue - company-owned charging stations	4,535	3,009	15,646	6,866
Network fees	2,213	2,281	7,481	4,370
Warranty	1,095	453	3,258	928
Grant and rebate	185	13	469	296
Car-sharing services	1,190	383	3,302	1,268
Other	112	687	1,026	1,393

Total Revenues	42,711	22,606	140,598	61,139

Cost of Revenues:
Cost of product sales	23,023	10,294	72,532	31,428
Cost of charging services - company-owned charging stations	1,344	697	3,540	1,466
Host provider fees	2,855	1,590	9,140	3,935
Network costs	630	539	1,969	1,463
Warranty and repairs and maintenance	1,681	1,358	4,605	2,795
Car-sharing services	1,194	582	4,356	2,137
Depreciation and amortization	1,397	1,068	4,250	3,113

Total Cost of Revenues	32,124	16,128	100,392	46,337

Gross Profit	10,587	6,478	40,206	14,802

Operating Expenses:
Compensation	16,702	22,959	92,669	60,602
General and administrative expenses	8,704	7,803	35,170	27,826
Other operating expenses	3,270	3,486	17,825	15,645
Impairment of goodwill	-	-	89,087	-
Impairment of intangible assets	-	-	5,143	-

Total Operating Expenses	28,676	34,248	239,894	104,073
	-	-
Loss From Operations	(18,089)	(27,770)	(199,688)	(89,271)

Other (Expense) Income:
Interest (expense) income	(1,173)	(473)	(3,546)	(1,529)
Dividend income	1,909	454	1,909	454
Gain (loss) on foreign exchange	(785)	236	140	(600)
Loss on extinguishment of notes payable	-	-	(1,000)	-
Change in fair value of derivative and other accrued liabilities	(2)	31	8	66
Other expense	(1,280)	(319)	(22)	(372)

Total Other (Expense) Income	(1,331)	(71)	(2,511)	(1,981)
	-	-
Loss Before Income Taxes	$(19,420)	$(27,841)	$(202,199)	$(91,252)
	-	-
Provision for income taxes	(269)	(308)	(1,494)	(308)
	-	-
Net Loss	$(19,689)	$(28,149)	$(203,693)	$(91,560)
Net Loss Per Share:
Basic	$(0.31)	$(0.60)	$(3.21)	$(1.95)
Diluted	$(0.31)	$(0.60)	$(3.21)	$(1.95)

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BLINK CHARGING CO.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts)

	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$121,691	$36,562
Accounts receivable, net	43,704	23,581
Inventory, net	49,342	34,740
Prepaid expenses and other current assets	5,254	4,399

Total Current Assets	219,991	99,282
Restricted cash	79	71
Property and equipment, net	35,127	25,862
Operating lease right-of-use asset	9,731	4,174
Intangible assets, net	16,298	26,582
Goodwill	144,881	203,710
Other assets	669	2,861

Total Assets	$426,776	$362,542

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$32,167	$24,585
Accrued expenses and other current liabilities	11,426	13,109
Notes payable	6,792	10
Current portion of operating lease liabilities	3,448	1,738
Current portion of financing lease liabilities	512	306
Current portion of deferred revenue	13,613	10,572

Total Current Liabilities	67,958	50,320
Contingent consideration	-	1,316
Consideration payable	49,434	40,608
Operating lease liabilities, non-current portion	7,025	3,030
Financing lease liabilities, non-current portion	163	408
Deferred revenue, non-current portion	12,462	5,258
Other liabilities	337	645

Total Liabilities	137,379	101,585

Commitments and contingencies (Note 14)

Stockholders’ Equity:
Common stock, $0.001 par value, 500,000,000 shares authorized, 92,818,233 and 51,476,445 shares issued and outstanding as of December 31, 2023 and 2022, respectively	93	51
Additional paid-in capital	829,563	597,982
Accumulated other comprehensive loss	(2,536)	(3,046)
Accumulated deficit	(537,723)	(334,030)

Total Stockholders’ Equity	289,397	260,957

Total Liabilities and Stockholders’ Equity	$426,776	$362,542

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BLINK CHARGING CO. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Years Ended
	December 31,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(203,693)	$(91,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,441	9,547
Non-cash lease expense	2,128	997
Impairment of goodwill	89,087	-
Impairment of intangible assets	5,143	-
Change in fair value of contingent consideration	(1,375)	(1,499)
Change in fair value of derivative and other accrued liabilities	8	-
Provision for bad debt	2,555	1,336
Loss on extinguishment of notes payable	1,000	-
(Gain) loss on disposal of fixed assets	(11)	113
Provision for slow moving and obsolete inventory	527	78
Gain on settlement of accounts payable, net	24	-
Stock-based compensation:
Common stock	12,893	11,224
Options	4,064	4,689
Warrants	5,082	-
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(21,936)	(11,869)
Inventory	(16,773)	(24,283)
Prepaid expenses and other current assets	(724)	(1,782)
Other assets	941	2
Accounts payable and accrued expenses	7,952	16,309
Other liabilities	(307)	18
Lease liabilities	(3,595)	(825)
Deferred revenue	9,714	5,140

Total Adjustments	108,838	9,195

Net Cash Used In Operating Activities	(94,855)	(82,365)

Cash Flows From Investing Activities:
Note receivable	-	(2,200)
Purchase consideration of SemaConnect, net of cash acquired	-	(38,338)
Purchase consideration of Envoy, net of cash acquired	(4,660)	-
Capitalization of engineering costs	(1,028)	(294)
Purchase consideration of Electric Blue, net of cash acquired	-	(11,360)
Purchases of property and equipment	(7,552)	(5,249)

Net Cash Used In Investing Activities	(13,240)	(57,441)

Cash Flows From Financing Activities:
Proceeds from sale of common stock in public offering [1]	208,865	7,386
Proceeds from exercise of options and warrants	835	220
Repayment of financing liability in connection with finance lease	(2,837)	(217)
Repayment of notes payable	(9,292)	(681)
Payment of financing liability in connection with internal use software	(256)	(315)

Net Cash Provided By Financing Activities	197,315	6,393

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,083)	(4,830)

Net Increase (Decrease) In Cash and Cash Equivalents and Restricted Cash	85,137	(138,243)

Cash and Cash Equivalents and Restricted Cash - Beginning of Year	36,633	174,876

Cash and Cash Equivalents and Restricted Cash - End of Year	$121,770	$36,633

Cash and cash equivalents and restricted cash consisted of the following:
Cash and cash equivalents	$121,691	$36,562
Restricted cash	79	71
	$121,770	$36,633

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Non-GAAP Financial Measures

The following table reconciles Net Loss attributable to Blink Charging to EBITDA and Adjusted EBITDA for the periods shown:

	For The Three Months Ended		For The Years Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net Loss	$(19,689)	$(28,149)	$(203,693)	$(91,560)
Add:
Interest Expense	1,173	473	3,546	1,529
Provision for Income Taxes	269	308	1,494	308
Depreciation and amortization	2,743	4,372	12,437	9,547
EBITDA	(15,504)	(22,996)	(186,216)	(80,176)
Add:
Stock-based compensation	1,496	8,092	22,039	15,913
Acquisition-related costs	23	150	356	3,933
Impairment of goodwill and intangible assets	-	-	94,230	-
Loss on extinguishment of notes payable	-	-	1,000	-
One-time non-recurring expense	-	-	11,632	-
Adjusted EBITDA	$(13,985)	$(14,754)	$(56,959)	$(60,330)

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The following table reconciles EPS attributable to Blink Charging to Adjusted EPS for the periods shown:

	For The Three Months Ended		For The Years Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net Income - per diluted share	$(0.28)	$(0.55)	$(3.21)	$(1.95)
Per diluted share adjustments:
Add: Amortization expense of intangible assets	-	0.04	0.10	0.12
Acquisition-related costs	-	-	0.01	0.08
Additional stock-based compensation	-	0.10	-	0.10
Impairment of goodwill and intangible assets	-	-	1.49	-
Loss on extinguishment of notes payable	-	-	0.02	-
One-time non-recurring expense	-	-	0.18	-
Adjusted EPS	$(0.28)	$(0.41)	$(1.42)	$(1.65)

Blink Charging Co. publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, Blink Charging also presents financial information that is considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income (Loss) or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies, including Blink Charging’s competitors. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

EBITDA is defined as earnings (loss) attributable to Blink Charging before interest income (expense), provision for income taxes, depreciation and amortization. Blink Charging believes EBITDA is useful to its management, securities analysts, and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps Blink Charging’s management, securities analysts, and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its merger and acquisition expenses, financing transactions, and the depreciation and amortization impact of capital investments from its operating results.

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The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for non-recurring items such as acquisition-related costs, amortization expense of intangible assets, additional stock-based compensation expense, one-time non-recurring expenses, non-cash impairment charges, and non-cash loss on extinguishment of notes payable, is useful to securities analysts and investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations.

Our definition of Adjusted EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Loss, and Diluted Earnings per Share.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services include Blink’s EV charging networks (“Blink Networks”), EV charging equipment, and EV charging services. Blink Networks use proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including achieving its 2024 revenue and gross margin targets and its projected 2024 adjusted EBITDA run rate, and the risk factors described in Blink’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact

Vitalie Stelea
IR@BlinkCharging.com
305-521-0200 ext. 446

Blink Media Contact

Nipunika Coe

PR@BlinkCharging.com
305-521-0200 ext. 266

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